                                                              Exhibit 99.1
                               Earnings Release

                    Toyota Motor Credit Corporation Reports
                 Second Quarter and Fiscal Year to Date results

TORRANCE, Calif. November 12, 2003 -- Toyota Motor Credit Corporation ("the Company"), which is marketed under the brands of Toyota Financial Services ("TFS") and Lexus Financial Services ("LFS"), announced earnings for the three and six-month periods ended September 30, 2003.



                                  Three Months Ended             Six Months Ended
                                    (in millions)                 (in millions)
                               -----------------------       -----------------------
                                9/30/03        9/30/02        9/30/03        9/30/02
                               --------       --------       --------       --------


   Net income                  $    215       $      4       $    265       $    (25)
                               ========       ========       ========       ========

   Memo: The following
       amounts are
       included above

   Derivative Fair Value
   Adjustment (before tax)     $     83       $   (124)      $     45       $   (338)


   Provision/(Benefit) for
   Income Taxes on Derivative
   Fair Value Adjustment       $     33       $    (46)      $     17       $   (136)



Net income for the three months and six months ended September 30, 2003 was $215 million and $265 million, respectively, an increase of $211 million and $290 million over the comparable periods in the prior year. During the three and six months ended September 30, 2003, the Company recognized a net unrealized gain (before tax) associated with derivative fair value adjustments of $83 million and $45 million, respectively, compared to a net unrealized loss (before tax) of $124 million and $338 million for the comparable prior year periods.

TFS and LFS are the finance and insurance brands for Toyota and Lexus respectively in the United States. They primarily offer retail auto financing and leasing, and wholesale auto financing through the Company, and extended service contracts through Toyota Motor Insurance Services. The Company is part of a worldwide network of comprehensive financial services offered by Toyota Financial Services Corporation, a wholly owned subsidiary of Toyota Motor Corporation.